SECOND AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
POPE RESOURCES,
A Delaware Limited Partnership

Dated
As of November 7, 1985

Including Amendments Approved:
December 16, 1986
February 13, 1997
October 30, 2007
April 12, 2011
February 20, 2019

SECOND AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT OF POPE RESOURCES,
A Delaware Limited Partnership
This Limited Partnership Agreement (the “Agreement”), dated as of November 7, 1985, is made and entered into by and between Pope MGP, Inc., a Delaware corporation, as Managing General Partner and as Original Limited Partner, and Pope EGP, Inc., a Delaware corporation, as Equity General Partner, and all other parties who shall become Partners of this Limited. Partnership as hereinafter provided.
In consideration of the mutual covenants and promises herein, the parties hereby form a Limited Partnership under The Delaware Revised Uniform Limited Partnership Act upon the following terms and conditions:
ARTICLE 1

DEFINITIONS
When used in this Agreement the following terms shall have the meanings set forth below except as otherwise specifically modified:
1.1    “Additional Limited Partner” means a Person admitted to the Partnership as an additional Limited Partner pursuant to Article 15 hereof.
1.2    “Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question.
1.3    “Agreement” means this limited partnership agreement as the same may be amended from time to time.
1.4    “Allocable Share” of a Partner or Assignee, at any particular time, means the percentage which the number of Units owned by such Partner or Assignee is of the total Units of all Partners and Assignees at such time.
1.5    “Assignee” means a Person to whom one or more Limited Partners’ Units have been transferred as provided in Article 7.1 hereof, or to whom one or more Units have been transferred by a Substituted or Additional Limited Partner and who has applied to become a Substituted Limited Partner as set forth in Articles 14 and 15 or to whom a Depositary Receipt has been transferred on the books of the Depositary as provided in Section 14.3 hereof, and who has not become a Substituted Limited Partner.
1.6    “Capital Contribution” or “Partnership Capital” means the total amount contributed to the capital of the Partnership by the General Partners, the Original Limited Partner, Substituted Limited Partners or Assignees or by Additional Limited Partners.
1.7    “Certificate” means a non-transferable certificate, substantially in the form of Exhibit A attached hereto, evidencing ownership of one or more Units.

1.8    “Certificate of Limited Partnership” means the certificate of limited partnership filed pursuant to the Delaware Act or any successor statute, as the same may be amended from time to time.
1.9    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
1.10    “Company” means Pope & Talbot, Inc., a Delaware corporation.
1.11    “Delaware Act” means The Delaware Revised Uniform Limited Partnership Act, as amended and in effect from time to time.
1.12    “Depositary” means Newhall Depositary Company in its capacity as depositary or any other Person appointed to serve as depositary, or any successor as Depositary under the Depositary Agreement.
1.13    “Depositary Account” means the account established by the Depositary to hold the Depositary Units.
1.14    “Depositary Agreement” means the agreement so designated, which may be entered into between the Partnership and the Depositary, as it may be amended or supplemented from time to time. If there is no Depositary Agreement, the provisions governing deposit, transfer and withdrawal of Units, Depositary Receipts and any other matters as to which this Agreement refers to the Depositary Agreement shall be as determined by the Managing General Partner.
1.15    “Depositary Receipt” means a depositary receipt issued by the Depositary evidencing ownership of one or more Depositary Units.
1.16    “Depositary Unit” means a unit of ownership representing a Limited Partners’ Unit evidenced by a Certificate on deposit with the Depositary.
1.17    “Designated Individual” is defined in Section 3.12(A) hereof.
1.18    “Effective Date” means the effective date of the Plan (as defined in the Plan).
1.19    “EGP” means Pope EGP, Inc., a Delaware corporation.
1.20    “Equity General Partner” means the Person so designated pursuant to Section 3.2.
1.21    “General Partners” means the Persons named above as general partners in their capacity as general partners of the Partnership, and any successor or additional general partners. “General Partner” means one of the General Partners.
1.22    “IPMB Cumulative Commitment” means the cumulative sum of
(1)    Portfolio Management Costs expended; and

(2)    Portfolio Financial Commitments made
1.23    “IPMB Net Income” means by the Partnership directly or through the Portfolio Business Affiliate, in the conduct, management and administration of the Investor Portfolio Management Business, net of cumulative IPMB Net Income not allocated to MGP. “IPMB Net Income” means net income of the Portfolio Business Affiliate conducting the Investor Portfolio Management Business derived from the conduct of such business, as determined annually by deducting Portfolio Management Costs from Portfolio Management Revenue.
1.24     “Investment Entities” means new general or limited partnership, joint ventures, limited liability companies, or other new entities to be formed with Investors to acquire, hold, and manage land, land-holding entities, and related resources.
1.25    “Investor Portfolio Management Business” means the business of the Partnership, its Affiliates, and/or related businesses, involving the location, acquisition, management and/or development of land and related resources directly or through acquisition of land-holding entities, including, but not limited to, timberlands and lands with development potential for residential or commercial use, within and without the United States, primarily or exclusively for the account of Investors.
1.26    “Investors” means one or more individuals and/or entities who are not otherwise Affiliates of the Partnership who shall provide funds for the location, acquisition, management and/or development of land and related resources directly or through acquisition of land-holding entities, including, but not limited to, timberlands and lands with development potential for residential or commercial use, within and without the United States.
1.27    “Limited Partners” means the Original Limited Partner, the Substituted Limited Partners and the Additional Limited Partners for so long as they are limited partners hereunder. “Limited Partner” means one of the Limited Partners. No Assignee who has not been admitted as a Substituted Limited Partner shall be considered a Limited Partner for the purposes of this Agreement.
1.28    “Limited Partners’ Units” means Units held or owned by any Person, whether as a Limited Partner or Assignee, other than the General Partners as general partners of the Partnership.
1.29    “Majority Interest” means the Partners of record holding more than fifty percent (50%) of the Units held by all Partners of record.
1.30    “Managing General Partner” means the Person so designated pursuant to Section 3.2.
1.31    “Maximum Commitment Level” means Five Million Dollars ($5,000,000).
1.32    “MGP” means Pope MGP, Inc., a Delaware corporation.

1.33    “Net Income” means the net income of the Partnership as determined on the accrual method in accordance with generally accepted accounting principles.
1.34    “Net Loss” means the net loss of the Partnership as determined on the accrual method in accordance with generally accepted accounting principles.
1.35    “Original Limited Partner” means Pope MGP, Inc., a Delaware corporation.
1.36    “Original Property” means the assets and liabilities of the Company transferred to the Partnership pursuant to the Plan.
1.37    “Partner” means a General Partner or a Limited Partner; and “Partners” means the General Partners and all Limited Partners.
1.38    “Partnership” means the limited partnership created by this Agreement and any successor partnership thereto continuing the business of the Partnership which is a reformation or reconstitution of a partnership governed by this Agreement.
1.39     “Partnership Property” means the Original Property and any and all property, real or personal, now or hereafter owned by the Partnership or in or to which the Partnership has any interest, right or claim.
1.40    “Partnership Representative” means (i) for taxable years beginning on or prior to December 31, 2017, the meaning of a “Tax Matters Partner” set forth in Code Section 6231 and any comparable provisions of state, local and non-U.S. income tax laws, and (ii) for taxable years beginning after December 31, 2017, and to which the Revised Partnership Audit Procedures apply, the meaning of a “partnership representative” set forth in Code Section 6223(a) and any comparable provisions of state, local and non-U.S. income tax laws.
1.41    “Person” means an individual, partnership, joint venture, estate, association, corporation, trust company, trust or other legal entity.
1.42    “Plan” means the Plan of Distribution of Pope & Talbot, Inc., a Delaware corporation, as described in the proxy statement sent to holders of the Common Stock of the Company for the meeting of Stockholders held for their approval of said Plan, as it may be amended or supplemented from time to time.
1.43    “Plan Distribution Record Date” means the Record Date established pursuant to the Plan for determining the identity of Stockholders entitled to receive a portion of the distribution under the Plan.
1.44    “Portfolio Business Affiliate” means one or more entities wholly-owned and controlled, directly or indirectly, by the Partnership or by the Partnership and the Managing General Partner.
1.45    “Portfolio Financial Commitments” means capital contributions, loans, guarantees, negative pledges, and other financial commitments made or incurred by the

Partnership directly or through the Portfolio Business Affiliate in the conduct, management, and administration of the Investor Portfolio Management Business.
1.46    “Portfolio Management Costs” means all of the costs and expenses incurred in the conduct, management, and administration of the Investor Portfolio Management Business, including the portions of shared or prorated expenses allocated thereto, all of which shall include but not be limited to salaries, benefits and other compensation costs; professional fees (including accounting, legal, and consulting fees); and travel, public relations, marketing, facilities, and equipment expenses incurred by the Partnership or the Portfolio Business Affiliate in the conduct, management, and administration of the Investor Portfolio Management Business.
1.47    “Portfolio Management Revenue” means the fees payable by the Investment Entities and Investors to the Portfolio Business Affiliate.
1.48    “Proxy Statement” means the proxy statement sent to the holders of Common Stock of the Company for the meeting of Stockholders held for their approval of the Plan.
1.49    “Record Date” means the date established by the Partnership for determining (i) the identity of Persons entitled to notice of or to vote at any meeting of Partners or entitled to vote by ballot or entitled to exercise rights in respect of any other lawful action, or (ii) the identity of Partners and Assignees entitled to receive any report or distribution.
1.50    “Related Person” means the Company; a General Partner; any general partner, officer, director or Affiliate of any of the foregoing or the Partnership; any stockholder of a General Partner; or any Person in which any of the foregoing has a material financial interest.
1.51    “Request and Power” means a request for admission as a Substituted or Additional Limited Partner, an agreement to be bound by the terms of this Agreement, a power of attorney (whether appearing on a stockholder proxy card of the Company, the reverse side of a Depositary Receipt, or in a separate instrument) and the provision of such other information as t h e Partnership shall request in such forms as are approved by the Partnership.
1.52    “Revised Partnership Audit Procedures” means the provisions of Subchapter C of Subtitle F, Chapter 63 of the Code, as amended by P.L. 114-74, the Bipartisan Budget Act of 2015 (together with any subsequent amendments thereto including amendments made by P.L. 114-113, the Consolidated Appropriations Act of 2015), Treasury Regulations promulgated thereunder, and published administrative interpretations thereof, and any similar procedures established by a state, local or non-U.S. taxing authority.
1.53    Shareholders Agreement” is defined in Section 6.8(A) (8) hereof.
1.54    “Stockholders” is defined in Section 7.1 hereof.
1.55    “Substituted Limited Partner” means a Person admitted to the Partnership as a substituted limited partner pursuant to Article 15 hereof.

1.56    “Tax Credits” means all credits allowed under the Code, including, without limitation, investment tax credits, and credits allowable to Partners or Assignees under state or other taxing statutes.
1.57    “Unit” and Partnership Unit” means a unit of interest in the Partnership acquired or issue pursuant to this Agreement. “Units” and “Partnership Units” means all of such units of interest.

ARTICLE 2

THE LIMITED PARTNERSHIP
2.1    Formation of the Partnership. The General Partners and the Original Limited Partner hereby agree to form and by execution of this Agreement do hereby enter into a limited partnership under the Delaware Act, which Act, as amended, and any successor statutes thereto, shall govern the rights and liabilities of the parties hereto.
2.2    Partnership Name. The name of the Partnership is “Pope Resources, A Delaware Limited Partnership” and the Partnership shall conduct business under such name, “Pope Resources”, or such other names as the Managing General Partner may from time to time deem necessary, appropriate or advisable. The Managing General Partner in its sole discretion may change the name of the Partnership at any time and from time to time. The General Partners and the Limited Partners hereto shall promptly execute, and the Managing General Partner shall file and record with proper offices in each jurisdiction in which the Partnership does, or elects to do, business, and publish such certificates or other statements or other statements or instruments as are required by the limited partnership act, fictitious name act, assumed name act or any other similar statute in effect in such jurisdiction in order to conduct validly the Partnership business therein as a limited partnership.
2.3    Purpose of the Partnership. The Partnership will engage generally in any and all phases of the businesses of conducting traditional forestry operations and selling timber or logs under cutting contracts or other arrangements, selling undeveloped acreage, developing acreage for sale as improved property, selling developed and undeveloped lots at the Port Ludlow Community, and maintaining and operating reforestation and transplant nurseries, participating in the Investor Portfolio Management Business through the Portfolio Business Affiliate (but only to the extent that the Partnership’s IPMB Cumulative Commitment does not exceed the Maximum Commitment Level unless the Partnership shall have approved the continuation of the Investment Portfolio Management Business, and the commitment of the funds in excess of the Maximum Commitment Level, in the manner provided in Section 6.8(A)), and in any other business with the exception of the business of granting policies of insurance, or assuming insurance risks or banking as defined in Section 126, Title 8 of the Delaware Code. Without limiting the generality of the foregoing, the Partnership may perform such other acts incidental and supplementary to the foregoing as the Managing General Partner determines to be necessary or appropriate.

2.4    Principal Place of Business. The principal place of business of the Partnership shall be 19950 7th Avenue NE, Suite 200, Poulsbo, Washington, 98370, but the Managing General Partner may substitute or establish such other place or places of business for the Partnership (within or without the State of Washington) as it may, from time to time, deem necessary or appropriate; provided, however, that the Managing General Partner shall give the Limited Partners and Assignees notice in writing of any change of address of the principal place of business of the Partnership and, in connection therewith, shall amend the Certificate of Limited Partnership in accordance with applicable requirements of law. The Managing General Partner may select one or more Persons to act as agent for service of process on the Partnership, including, without limitation, a General Partner or a Related Person, if the Managing General Partner so elects, in accordance with applicable requirements of law.
2.5    Term of the Partnership. The Partnership shall commence on the date that the Certificate of Limited Partnership is recorded or filed and shall continue until December 31, 2060, unless extended by amendment of this Agreement or unless the Partnership is dissolved prior to that date pursuant to Section 17.1.
2.6    Execution of Documents. The General Partners shall execute, acknowledge and file or deliver all certificates of limited partnership, amended certificates, instruments or other documents and counterparts thereof and make all filings and recordings and perform all other acts as shall be necessary to comply with the laws of the State of Delaware for the formation of the Partnership, thereafter for the continued good standing of the Partnership, and, when appropriate, for the termination of the Partnership. The General Partners shall also execute such certificates, amended certificates and other documents conforming hereto and do such filing, recording, publishing and other acts as may be appropriate to comply with the requirements of law for the formation, reformation, qualification and/or operation of a limited partnership in all jurisdictions where the Partnership may wish to do business, which shall be accomplished prior to doing business in any such jurisdiction if deemed necessary by the Managing General Partner. Such certificates, instruments, documents and counterparts may be signed by the Managing General Partner on behalf of any or all of the Limited Partners acting pursuant to powers of attorney from the Limited Partners.
ARTICLE 3

THE GENERAL PARTNERS
3.1    General. The General Partners shall devote such time and attention to the business of the Partnership as may be reasonably necessary to carry out its duties hereunder in the conduct of such business, but, subject to any policies adopted by the Partnership or the Managing General Partner, neither this Agreement nor the relationship of the parties as partners shall remove or impair the right of the officers, directors and stockholders of the General Partners to be otherwise employed by an entity or entities other than the Partnership on a part-time or full- time basis. The General Partners shall have the power and authority to appoint Partnership officers and employees as the General Partners deem necessary or appropriate. Nothing herein shall prevent any officer, director, stockholder or employee of a General Partner or of the Partnership from becoming an Assignee or a Limited Partner, whereupon that Person shall be entitled to all rights and shall be subject to all obligations relating to such Units and shall as to such Units be deemed as Assignee or a Limited Partner, as applicable.
3.2    Management Power. The Managing General Partner shall have exclusive discretion in the management and control of the business of the Partnership, shall make all decisions affecting the business of the Partnership, shall act as tax matters partners for the Partnership and may take such actions as it deems necessary or appropriate to accomplish the purposes of the Partnership as set forth herein. The Managing General Partner shall be Pope MGP, Inc. (“MGP”), a Delaware corporation and any successor to MGP which becomes Managing General Partner of the Partnership pursuant to this Agreement. If there is no successor to MGP which becomes Managing General Partner pursuant to this Agreement, then the Equity General Partner shall be Managing General Partner until a meeting of the Partners can be convened to elect a Person to serve as Managing General Partner hereunder. When such election takes effect, the Equity General Partner shall cease to serve as Managing General Partner. The Equity General Partner shall be Pope EGP, Inc. (“EGP”), a Delaware corporation, and any successor to EGP which becomes Equity General Partner pursuant to this Agreement. The purposes of the Equity General Partner as a General Partner hereunder shall be solely to continue the business of the Partnership and to serve as Managing General Partner until an election is held in the event there is no successor Managing General Partner pursuant to this Agreement and, together with the Managing General Partner, to initially have and to maintain sufficient assets in order to ensure, to the extent possible, that the Partnership will be treated as a partnership, rather than an association taxable as a corporation for federal income tax purposes.
3.3    Powers of the Managing General Partner. Subject to Sections 6.8 and 6.9, in connection with such management and control, the Managing General Partner shall have the power and authority to do or cause to be done any and all acts deemed by the Managing General Partner to be necessary or appropriate to carry out the purposes of the Partnership including, but not limited to, causing the Partnership to contribute some or all of the properties of the Partnership to an operating partnership in order to minimize state recording problems. The power and authority of the Managing General Partner shall be liberally construed to encompass all acts and activities in which a partnership may engage. Any Person dealing with the Managing General Partner shall not be required to determine or inquire into the authority and power of the Managing General Partner to bind the Partnership and to execute, acknowledge and deliver any and all documents. The expression of any power or right of the Managing General Partner in this Agreement shall not limit or exclude any other power or right which is not specifically or expressly set forth in this Agreement.
3.4    Liability of General Partners. The General Partners shall be liable to the Partnership for gross negligence or willful misconduct but neither the General Partners nor their directors, officers, or stockholders nor the officers of the Partnership shall be liable to the Partnership or to Persons who have acquired interest in the Units, whether as Assignees or otherwise, for errors in judgment or omissions that do not constitute gross negligence or willful misconduct. In all transactions for or with the Partnership the General Partners shall act in good faith and in a manner which the General Partners believes to be in, or not opposed to, the best interests of the Partnership.

3.5    Similar Activities of General Partners. Subject to any policies adopted by the Partnership or the General Partners, the directors, officers and stockholders of the General Partners and the Partnership officers may, directly or indirectly (including, without limitation, through a Related Person or other entity in which any such Person holds an ownership interest), engage in any and all aspects of any business in which the Partnership is engaged or plans to engage, or any other businesses and activities, whether competitive with the Partnership or otherwise, for their own account and for the account of others, without having or incurring any obligation to offer any interest in such properties, businesses or activities to the Partnership or any Partner or Assignee, and nothing herein contained shall be deemed to prevent any such Person from conducting such other businesses and activities. Neither the Partnership nor any of the Partners or Assignees shall have any rights by virtue of this Agreement in any independent business ventures of such Person. However, all records kept and maintained by the Managing General Partner for the Partnership pursuant to this Agreement shall be maintained separately from those for other operations of such Persons.
3.6    Indemnification.
(A)    Subject to the limitations set forth in paragraph (B) of this Section 3.6, the General Partners (including in their capacity as the Partnership Representative), the stockholders, directors and officers of the General Partners (including in their capacity as the Designated Individual) and the Partnership officers (individually, an “Indemnitee”), shall each, to the maximum extent permitted by law, be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint and several, expenses (including legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, costs, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, (1) in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise (a) by reason of its present or former status as a General Partner or a stockholder, director, officer or employee of a General Partner, the Partnership or the Company, (b) by reason of its present or former status in serving, at the request of the Partnership, a General Partner or the Company, as a partner, director, officer, stockholder, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of a committee or similar body, or (c) by reason of its management of the affairs of a General Partner, the Partnership or the Company, or (2) which relate to the property, business or affairs of a General Partner or the Partnership, whether or not the Indemnitee continues to be a General Partner or a stockholder, director or officer of a General Partner, the Partnership or the Company at the time any such liability or expense is paid or incurred, and whether or not the liability or expense accrued or relates to, in whole or in part, any time on, before or after the date of this Agreement. The Managing General Partner shall have the right and power, but not the obligation unless otherwise agreed, to indemnify and hold harmless present or former employees, agents, advisers, consultants and counsel of or to the General Partners, the Partnership or the Company (including any custodian, investment adviser, accountant, attorney, corporate fiduciary, trustee, bank, other financial institution, or other agent or Person who serves or served in such capacity for the Partnership, a General Partner or a Related Person) against liabilities incurred by them in acting in any such capacity.

(B)    An Indemnitee shall not be entitled to indemnification under this Section 3.6 with respect to any Claim, Issue or Matter in which it has been adjudged to have engaged in (1) a breach of the Indemnitee’s duty of loyalty to the Partnership or its General Partners; (2) an act or omission not in good faith or which involved intentional misconduct or a known violation of law; (3) an act pertaining to a distribution of Partnership Assets in violation of the terms of the Partnership Agreement or applicable law; or (4) a transaction from which the Indemnitee derived an improper personal benefit; unless and only to the extent that the court in which such action was brought, or another court of competent jurisdiction, should determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnification for liabilities and expenses as the court shall deem proper. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith or a presumption that the Indemnitee had reasonable cause to believe or did believe that its conduct was unlawful.
(C)    An Indemnitee’s expenses (including legal fees and expenses) incurred in defending any Proceeding shall be paid by the Partnership in advance of the final disposition of the Proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that the Indemnitee is not entitled to be indemnified by the Partnership as authorized hereunder.
(D)    The indemnification provided by this Section 3.6 shall be in addition to any other rights to which the Indemnitee may be entitled under any agreement, by-law provision, vote of the Partners, as a matter of law or otherwise, both as to action in the Indemnitee’s capacity as a General Partner or as a present or former stockholder, director or officer of a General Partner, the Partnership or the Company and to action in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee. The parties intend for this Section 3.6 to be liberally construed.
(E)    The Managing General Partner and the Partnership may, but shall not be required to, purchase and maintain insurance on behalf of Indemnitees and such other Persons as the Managing General Partner shall determine against any liability which may be asserted against or expense which may be incurred by such Person in connection with the activities of a General Partner, the Partnership or the Company whether or not the Managing General Partner or the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(F)    For purposes of this Section 3.6, the Partnership, the Company and the General Partners shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of its duties to the Partnership, a General Partner or the Company also imposed duties on, or otherwise involved services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall be deemed “fines” within the meaning of Section 3.6(A); and action taken or omitted by it with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership, the General Partners or the Company, as the case may be.
(G)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 3.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was approved pursuant to Section 3.8 or meets the standards of Section 3.8.
3.7    Other Matters Concerning General Partners.
(A)    Each of the General Partners may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.
(B)    Each of the General Partners may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents, including, without limitation, any Related Person. Each of the General Partners (including in their capacity as the Partnership Representative) may consult with counsel, accountants, appraisers, management consultants, investment bankers, and other consultants and advisers selected by it (who may serve as such for the Partnership or any Related Person) and any opinion of such Person as to matters which the General Partner believes to be within its professional or expert competence shall be full and complete authorization and protection in respect to any action taken or suffered or omitted by the General Partner hereunder in good faith and in accordance with such opinion. Neither of the General Partners shall be responsible for the misconduct, negligence, acts or omissions of any such Person or of any agent or employee of the Partnership, a General Partner or a Related Person, and shall assume no obligations in connection therewith other than the obligation to use due care in the selection of such Persons.
(C)    Any and all fees, commissions, compensation and other consideration received by a General Partner or a director, officer or stockholder of the General Partner or of the Partnership permitted hereunder shall be the exclusive property of the recipient, in which the Partnership shall have no right or claim, and the participation by any such Person in any agreement permitted hereunder shall not constitute a breach by such Person of any duty that it may owe the Partnership or the Limited Partners or Assignees under this Agreement or by operation of law.
3.8    Agreements with a General Partner or a Related Person.
(A)    Subject to the provisions of this Section 3.8, the General Partners and any Related Person may, directly or indirectly, deal with the Partnership in connection with carrying out the business of the Partnership or otherwise, as an independent contractor or as an agent for others, and may receive from such others or the Partnership profits, compensation, commissions or other amounts which the Managing General Partner in good faith believes to be reasonable without having to account to the Partnership therefore.

(B)    The satisfaction of anyone of the following conditions shall be a complete defense to any claim of invalidity or for damages or other relief with respect to any agreement or transaction between the Partnership and any General Partner(s) or a Related Person based upon the fact that the General Partner(s) or Related Person is a party thereto:
(1)    The material facts as to the agreement or transaction and as to the relationship or interest of the General Partner(s) or Related Person are fully disclosed or known to members of the board of directors of the Managing General Partner who are not interested in the agreement or transaction, and a majority of such disinterested members of the board of directors of the Managing General Partner affirmatively vote in good faith to authorize, approve or ratify the agreement or transaction, or, in the event that the Managing General Partner is a partnership, after disclosure of the material facts as to the relationship or interest of the General Partner(s) or Related Person, the agreement or transaction is approved, authorized or ratified by the general partner(s) or partners of the Managing General Partner not interested in the transaction by a majority vote; or
(2)    The material facts as to the agreement or transaction and as to the relationship or interest of the General Partner(s) or Related Person are fully disclosed or known to the Partners and the agreement or transaction is specifically authorized, approved or ratified in good faith by a Majority Interest; or
(3)    The agreement or transaction is fair as to the Partnership at the time it is authorized, approved or ratified by the Managing General Partner.
(C)    Each of the Persons who is or becomes a Partner or Assignee hereby approves, ratifies and confirms any agreements, acts, transactions or matters described in the Proxy Statement and authorizes, ratifies and confirms the execution of such agreements by the Managing General Partner or the taking of such action on behalf of the Partnership without any further act, approval or vote of the Partners or the Partnership.
3.9    Conveyances. The Managing General Partner has the express authority to convey title to any Partnership Property by a conveyance executed by the Managing General Partner alone on behalf of the Partnership.
3.10    Borrowings. The Managing General Partner is hereby expressly authorized to cause the Partnership to borrow money and to execute all agreements, documents, certificates or instruments in connection with or related to the borrowing for the purposes of obtaining a commitment or incurring indebtedness in the name of the Partnership. As between the Partnership and any lender it shall be conclusively presumed that the proceeds of such loans are to be and will be used for the purposes authorized herein and that the Managing General Partner has the full power and authority to borrow such money and to obtain such credit on behalf of the Partnership.
3.11    Shareholders Agreement. MGP and EGP hereby agree with the Partnership to execute and be bound by the Shareholders Agreement referred to in Section 6.8(A)(8) below,

which contains, among other things, certain provisions relating to the corporate governance of MGP and EGP.
3.12    Tax Controversies.
(A)    The Managing General Partner shall be the “Partnership Representative” of the Partnership (as such term is defined in Code Section 6223(a)). If the Managing General Partner is not an individual, the Managing General Partner shall designate an eligible individual through whom the Partnership Representative shall act (the “Designated Individual”). The Designated Individual may be removed by the Managing General Partner at any time permitted by the Revised Partnership Audit Procedures, and shall resign if directed to do so by the Managing General Partner. In the event the Designated Individual resigns or is removed, a replacement Designated Individual shall be designated by the Managing General Partner if so required.
(B)    For all Partnership taxable years beginning on or prior to December 31, 2017, the Partnership Representative shall have the duties of a “tax matters partner” (as in effect prior to the effective date of the Revised Partnership Audit Procedures) as required by the Code.
ARTICLE 4

COMPENSATION OF THE GENERAL PARTNERS
4.1    Reimbursement and Compensation of General Partners
(A)    The Partnership shall pay all of the costs and expenses incurred or accrued by the General Partners (including in their capacity as the Partnership Representative) in connection with the business and affairs of the Partnership, including, without limitation, all overhead and operating expenses, employee compensation, benefits and other expenses (including, without limitation, fees and other compensation and expenses of officers, directors, agents and employees of the General Partners), indemnification expenses and amounts paid to any Person to acquire or dispose of interests in any property, to settle claims or to perform services for the Partnership, in each case as the Managing General Partner in its sole discretion shall authorize or approve. The General Partners shall be promptly reimbursed by the Partnership for any such items paid by the General Partners and the Partnership shall from time to time advance amounts to the General Partners for the payment of such items.
(B)    Compensation of the officers and employees of the General Partners and the Partnership shall be as determined by, or pursuant to the direction of, the board of directors of the Managing General Partner or a committee of that board.
(C)    The Partnership shall pay an annual fee to the General Partners of $150,000 to be allocated between the General Partners as the General Partners shall agree.
(D)    Members of the Board of Directors of the Managing General Partner shall initially receive an annual fee of $9,000 and a fee for each board or committee meeting attended. The Managing General Partner, in its sole discretion, may increase the annual fee and/or authorize payment of director’s fees to the directors of the Equity General Partner; provided however, that such director’s fees shall, in the opinion of the Managing General Partner, be reasonably competitive with the director’s fees of comparable entities. Members of the Board of Directors of the Managing General Partner will also receive reimbursement for travel and other expenses related to attendance at meetings of the board of directors and of committees.
4.2    Change in Compensation. From time to time, the Managing General Partner may propose and effect any additional or substitute compensation plans or arrangements without the need for any vote or approval of Partners, except that the approval of a Majority Interest shall be required to increase the fee of the General Partners set forth in Section 4.1(C).
ARTICLE 5

THE LIMITED PARTNERS AND ASSIGNEES
5.1    Limited Liability. No Limited Partner or Assignee (except for a General Partner in its capacity as a General Partner as provided in this Agreement) shall be personally liable for any of the debts or liabilities of the Partnership or for any Net Losses beyond the amount of the Allocable Share of the Capital Contribution made or agreed to be made to the Partnership by the Limited Partner or Assignee and any undistributed Net Income allocated to the Limited Partner or Assignee. However, to the extent required by law, each Limited Partner or Assignee receiving actual or constructive distributions will be liable to return distributions, with interest. The General Partners may not seek to recover any such distribution unless the Managing General Partner has applied all other Partnership assets to the payment of liabilities of the Partnership and the liabilities of the Partnership, other than to Partners and Assignees as such, have not been fully paid, satisfied, assumed or discharged. Any Limited Partner returning all or any part of a distribution actually received by an Assignee or successor of the Limited Partner shall be subrogated to the Partnership’s right to seek a return of that distribution. In no event shall any Limited Partner or Assignee be obligated under any circumstances to make any additional Capital Contribution to the Partnership for any purpose whatsoever.
The obligation of a Partner to make a contribution or return money or property to the Partnership may be compromised either by the written consent or agreement of the Managing General Partner or with the approval of a Majority Interest.
5.2    Restrictions on Limited Partners.
(A)    No Limited Partner or Assignee shall participate as such in the management and control of the business of the Partnership, transact any business for the Partnership, or attempt to do so, unless such Limited Partner or Assignee is also the General Partner or other Person employed or engaged to transact any such business by or on behalf of the General Partner or the Partnership. The transaction of any such business by a Limited Partner or Assignee employed or engaged to do so by or on behalf of the General Partner or the Partnership shall not affect, impair or eliminate the limitations on the liability of the Limited Partner or Assignee under this Agreement.

(B)    No Limited Partner or Assignee shall have the power to represent, sign for or bind a General Partner or the Partnership, unless the Limited Partner or Assignee is also the General Partner or other Person given such power by a General Partner or the Partnership, including, without limitation, a Limited Partner or Assignee given power to act as the Depositary, transfer agent or registrar for the Partnership.
5.3    Outside Activities. Limited Partners and Assignees shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership. Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement in any independent business ventures of any other Limited Partner or Assignee.
5.4    No Withdrawal or Dissolution. No Limited Partner shall at any time withdraw from the Partnership. No Limited Partner shall have the right to have the Partnership dissolved or the right to a return of its capital contribution from or payment of its capital account by the Partnership, except as expressly provided in this Agreement. The legal incompetency, bankruptcy, termination, dissolution, withdrawal, or death of a Limited Partner shall not cause dissolution of the Partnership.
5.5    Pope as Partnership Name. The use of “Pope” in the name of the Partnership refers to the corporate names of the General Partners, Pope MGP, Inc. and Pope EGP, Inc. The fact that the name Pope may also be the name of a Limited Partner or Assignee or a director, officer or stockholder of a General Partner is not intended to suggest the appearance of the participating of any such person in the management and control of the business of the Partnership, and the use of the name Pope in the name of this Partnership is not intended to refer to any Limited Partner or Assignee. The Managing General Partner shall cause the name of the Partnership to be changed to delete the use of “Pope” in the event that the Pope MGP, Inc. and Pope EGP, Inc. cease to serve as General Partners of the Partnership and no successor General Partner uses the name “Pope”.
5.6    Assignees. An assignment of Limited Partners’ Units does not dissolve the Partnership or entitle the transferee to become or to exercise any rights of a Limited Partner except as provided in Articles 14 and 15 hereof. An assignment entitles the transferee merely to become an Assignee or Substituted Limited Partner as provided in Articles 14 and 15 upon application therefore. A Limited Partner remains a Limited Partner upon transfer of all or part of the Limited Partners’ Units, subject to the Assignee becoming a Substituted Limited Partner pursuant to Article 15 of this Agreement. An Assignee who does not become a Substituted Limited Partner has no right to require any information or account of Partnership transactions, to inspect the Partnership books, or to vote and is otherwise subject to the limitations under the Delaware Act on the rights of an Assignee who has not become a Substituted Limited Partner. In the absence of written application to the Partnership in accordance with Article 14, any payment in respect thereto by the Partnership to the assigning Limited Partner or Assignee or the personal representative of the assigning Limited Partner or Assignee shall acquit the Partnership of liability to the extent of such payment to any Person who may have an interest in such payment by reason of an assignment by the Limited Partner or Assignee or the successors or Assignees of the Partner or Assignee, or by reason of the death of such Partner or Assignee or otherwise.
ARTICLE 6

MEETINGS AND VOTING: AMENDMENTS
6.1    Meetings. Meetings of the Partners may be called by the Managing General Partner or by Limited Partners owning at least ten percent (10%) of the Units as to a matter on which Partners have the right to vote. Any Partner calling a meeting shall specify the number of Units as to which the Partner is exercising the right to call a meeting, and only those specified Units shall be counted for the purpose of determining whether the required ten percent (10%) standard of the preceding sentence has been met. Partners shall call a meeting by delivering the Managing General Partner one or more calls in writing stating that the signing Persons wish to call a meeting and indicating the general or specific purposes for which the meeting is to be called. Within twenty (20) days after receipt of such a call from Partners or within such a greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies by the General Partners for use at such a meeting, the Managing General Partner shall send a notice of the meeting to the Partners, either directly or indirectly through the Depositary. A meeting shall be held at a time and place determined by the Managing General Partner on a date not less than ten (10) nor more than sixty (60) days after the mailing of notice of the meeting. Partners may vote either in person or by proxy at any meeting. Either of the General Partners may solicit proxies with respect to any matter proposed to be considered at a meeting of Partners. No matter shall be voted upon by Partners at any meeting of the Partners unless the requirements of Section 6.9 shall be satisfied as to such matter. Any Partner approval at a meeting, other than unanimous approval by those entitled to vote shall be valid only if the general nature of the proposal was stated in the notice of meeting or in any written waiver of notice.
6.2    Notice of a Meeting, Reports. Notice of a meeting called pursuant to Section 6.1 and any report shall be given either personally or by mail or other means of written communication, addressed to the Partner at the address of the Partner appearing on the books of the Partnership or, if no address appears or is given at the place where the principal executive office of the Partnership is located or by publication at least once in a newspaper of general circulation in the county in which the principal executive office is located. The notice or report shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by other means of written communication. An affidavit or certificate of mailing of any notice or report in accordance with the provisions of this Article 6, executed by the Managing General Partner, Depositary, transfer agent, registrar of Units or mailing organization shall be prima facie evidence of the giving of the notice or report. If any notice or report addressed to the Partner at the address of the Partner appearing on the books of the Partnership is returned to the Partnership by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, said notice or report and any subsequent notices or reports shall be deemed to have been duly given without further mailing if they are available for the Partner at the principal executive office of the Partnership for a period of one year from the date of the giving of the notice or report to all other Partners.
6.3    Record Date. For purposes of determining the Partners entitled to notice of or to vote at a meeting of the Partners, the Managing General Partner may set a Record Date which shall be not less than ten (10) days nor more than sixty (60) days before the date of the meeting. If no Record Date is fixed:
(A)    The Record Date for determining Partners entitled to notice of or to vote at a meeting of Partners shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.
(B)    The Record Date for determining Partners for any other purpose shall be at the close of business on the day on which the Managing General Partner adopts it, or the sixtieth (60th) day prior to the date of the other action, whichever is later.
6.4    Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting, and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken unless such adjournment shall be for more than forty-five (45) days. At the adjourned meeting the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than forty-five (45) days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article 6.
6.5    Waiver of Notice. Consent to Meeting: Approval of Minutes. The transactions of any meeting of Partners, however called and noticed, and whenever held, are as valid as though had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Persons entitled to vote, not present in person or by proxy, signs a written waiver of notice or a consent to the holding of the meeting or an approval of the minutes thereof. All waivers, consents, and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Person at a meeting shall constitute a waiver of notice of the meeting, except when the Person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice of the meeting but not so included, if the objection is expressly made at the meeting.
6.6    Quorum. A Majority Interest represented in person or by proxy shall constitute a quorum at a meeting of Partners. The Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the requisite percentage of interests of Partners specified in this Agreement. In the absence of a quorum, any meeting of Partners may be adjourned from time to time by the vote of a majority of the Units represented either in person or by proxy, but no other business may be transacted, except as provided in Section 6.1.
6.7    Conduct of Meeting. The Managing General Partner shall have full power and authority concerning the manner of conducting any meeting of Partners, including, without limitation, the determination of Person entitled to vote at the meeting, the existence of a quorum, the satisfaction of the requirements of Section 6.9, the conduct of voting, the validity and effect of any proxies, and the determination of any controversies, votes, or challenges arising in connection with or during the meeting. The Managing General Partner shall designate a Person to serve as chairman of the meeting and shall further designate a Person to take the minutes of the meeting, and in either case such Person may be, without limitation, a partner, director or officer of the Managing General Partner. All minutes shall be kept with the records of the Partnership maintained by the Managing General Partner.
6.8    Voting Rights.
(A)    Subject to Section 6.9, the Partners shall have the right to vote on all matters specified below and the actions specified therein may be taken by the Managing General Partner only with the affirmative vote of a Majority Interest and with the separate concurrence of the Managing General Partner:
(1)    Amendment of this Agreement, including without limitation an amendment changing the term of the Partnership, except as permitted pursuant to Section 6.10 or as provided in Section 6.11;
(2)    Dissolution of the Partnership, other than pursuant to Section 17.1(A}, (B), (C) or (E);
(3)    Approval or disapproval of any merger, consolidation or combination of the business or assets of the Partnership with any other Person, or a reformation or reorganization of the Partnership under the law of another state; provided, however, that no vote or approval shall be required with respect to any such transaction which, in the sole discretion of the Managing General Partner, (a) is primarily for the purpose of acquiring properties or assets, or (b) combines the ongoing business operations of the entities with the Partnership as the surviving entity.
(4)    Approval or disapproval of a sale of all or substantially all of the assets of the Partnership if the aggregate fair market value of the assets of the Partnership prior to the sale exceeds Ten Million Dollars ($10,000,000);
(5)    When the Partnership would otherwise dissolve and its business would not otherwise be continued pursuant to the terms of this Agreement and except as provided in Section 6.8(D) below, election to continue the business of the Partnership or election of a new General Partner or Managing General Partner to continue the business of the Partnership (except that if there is no Managing General Partner at the time, the separate concurrence of the Managing General Partner will not be required);

(6)    Approval or disapproval of any matter actually submitted for a vote pursuant to Section 3.8 (except that the separate concurrence of the Managing General Partner will not be required);
(7)    Approval or disapproval of an increase in the annual fee of the General Partners set forth in Section 4.1(C);
(8)    Pursuant to that certain shareholders agreement entered into by and among MGP, EGP, Peter T. Pope, Emily T. Andrews, the directors of MGP, Pope & Talbot, Inc. and the Partnership, dated as of November 7, 1985 (the “Shareholders Agreement”), approval or disapproval of the following matters:
(i)    waiver of mandatory retirement at age 75 for any director of MGP;
(ii)    amendment of certain provisions or termination of the Shareholders Agreement; and
(iii)    amendment of any provision of MGP’s bylaws relating to the size of, and qualifications for, the Board of Directors of MGP.
(9)    Approval or disapproval of the continuation of the Investor Portfolio Management Business and the commitment of additional funds to enable the Portfolio Business Affiliate to continue to conduct the Investment Portfolio Management Business after the IPMB Cumulative Commitment shall have reached the Maximum Commitment Level.
(B)    Except as provided in (C) below and subject to the requirements of Section 16.2(D) regarding successor Managing General Partners, the Partners shall have the right to vote on removal of and remove a General Partner and elect a successor General Partner by the affirmative vote of Partners of record holding at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Qualifying Units or by the affirmative vote of Partners of record holding at least ninety percent (90%) of the Units held of record by all Partners (not including votes with respect to any Units held by the General Partner to be removed as such and not considering any such Units as outstanding for purposes of determining the applicable percentage of outstanding Units). The Partners shall call a meeting as provided in Section 6.1 for the purpose of considering removal of a General Partner. Such removal shall be effective in the manner provided in Section 16.1.
“Qualifying Units” means (i) Units issued upon initial formation of the Partnership which have been continuously held by a Unitholder or by a member of the Unitholder’s Family at least until the record date for the removal vote and (ii) Units which have been held by a Unitholder or by a member of the Unitholder’s Family for a period of not less than five (5) years as of the record date for the removal vote.
“Unitholder’s Family” means the lineal descendants and present and former spouses of the Unitholder, any present or former spouse of such persons, any lineal descendants of such spouses or former spouses, any estate of any of the foregoing persons, any trust in which any of the foregoing persons has not less than a fifty percent (50%) beneficial interest as an income beneficiary or remainder man, and any corporation, partnership or other entity in which anyone or more of such persons or entities owns not less than a fifty percent (50%) interest.
Units held by the Unitholder’s Family shall include any Units held for the benefit of the Unitholder’s Family by a broker, nominee, pledgee, custodian, receiver, or the like. In no event shall any Units be counted more than once if more than one member of the Unitholder’s Family has the requisite interest in such Units.
(C)    In the event that there is a change in the beneficial ownership of MGP such that all of the directors of MGP become shareholders of MGP pursuant to the Shareholders Agreement, then commencing one year from the date of such event, and at any time thereafter, the Partners shall have the right to vote on removal of and remove a General Partner and elect a successor General Partner by the affirmative vote of a Majority Interest (not including the votes with respect to any Units held by the General Partner to be removed as such and not considering any such Units as outstanding for purposes of determining a Majority Interest). The Partners shall call a meeting as provided in Section 6.1 for the purpose of considering removal of a General Partner. Such removal shall be effective in the manner provided in Section 16.1.
(D)    The Partners shall have the right only by the written consent of all Partners to elect a General Partner or to elect to continue the business of the Partnership after a General Partner ceases to be a General Partner where there is no remaining or surviving General Partner.
(E)    Except as expressly provided in this Agreement, Partners shall have no voting rights.
6.9    Voting Rights Conditional. The voting rights set forth in Section 6.8 shall not be exercised unless the Partnership shall have received a favorable written opinion of counsel for the Partnership to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (l) shall not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to subject the Limited Partners to unlimited liability therefore, (2) will not jeopardize the status of the Partnership as a partnership under applicable tax laws and regulations, and (3) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners. If counsel for the Partnership has indicated that it is unable or unwilling to deliver such an opinion, the Managing General Partner may take any action described in Section 6.8(A), other than the actions set forth in Sections 6.8(A)(7) and 6.8(A)(8), without the need for a vote of Partners.
6.10    Amendments by the Managing General Partner; Procedure on Amendment. Subject to Section 6.11, the Managing General Partner may without prior notice or consent of any Partner amend any provision of this Agreement (1) to elect to be bound by any successor Delaware statute governing limited partnerships, (2) if in its opinion such amendment does not have a materially adverse effect upon the Limited Partners or the Partnership, as the case may be, other than Limited Partners who consent to amendment, (3) the amendment is necessary, in the opinion of counsel to the Partnership, to prevent the Partnership, the officers of the Partnership, or the general Partners or the directors, officers or shareholders of a General Partner from being in any manner subject to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the Department of Labor, (4) to reflect the exercise of any power granted to the Managing General Partner under this Agreement, (5) to make any change which, in the sole discretion of the Managing General Partner, is advisable to qualify or to continue the qualification of the Partnership, as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or that is necessary or advisable in the sole discretion of the Managing General Partner to ensure that the Partnership will not be treated as an association taxable as a corporation for federal income tax purposes, (6) to make any change is necessary or advisable, in the sole discretion of the Managing General Partner, to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or contained in any federal or state statute or that is necessary or desirable in order to implement the provisions of Section 9.1(D), or that is necessary or desirable to facilitate the trading of the Depositary Receipts or comply with any rule, regulation, guidelines or requirement of any securities exchange or market system on which the Depositary Receipts are or will be listed for trading, compliance with any of which the Managing General Partner deems to be in the best interests of the Partnership and the Limited Partners, and (7) any other amendment similar to the foregoing. Such amendment shall thereafter be disclosed to the Limited Partners within a reasonable time. The Managing General Partner shall promptly furnish to Limited Partners a copy of any amendment to this Agreement executed by a General Partner pursuant to a power of attorney from the Limited Partners. If an amendment shall have been approved pursuant to this Article 6, the Managing General Partner shall execute such amendment, certificate and other documents as may be reasonably required for the purpose of effectuating the amendment; provided, however, that nothing in this Article 6 shall affect the authority of the Managing General Partner to admit Additional Limited Partners or Substituted Limited Partners.
6.11    Prohibited Amendments.
(A)    Except with the affirmative vote of the Managing General Partner and Partners of record holding at least ninety-five percent (95%) of the Units held of record by all Partners, no amendment shall (i) modify the provision regarding the liabilities of the Partners; (ii) reduce the percentage of votes required herein of the Partners; (iii) result in the loss of limited liability of any Limited Partner or Assignee who does not consent thereto or result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes (unless the Partnership is already treated as an association taxable as a corporation due to changes in federal income tax laws); or (iv) change the form of the Partnership to a general partnership.
(B)    Notwithstanding the provisions of Section 6.10, the consent of the Equity General Partner shall be required for any amendment, if such amendment would increase the Equity General Partner’s duties or liabilities or if the Partnership has received an opinion of counsel that such amendment would have materially adverse consequences to the Equity General Partner.

ARTICLE 7

CAPITAL CONTRIBUTIONS
7.1    Transfer of Original Property to the Partnership. Pursuant to the Plan, the Company shall transfer to the Partnership its interest in the Original Property. MGP, as Original Limited Partner, shall, upon receipt of the Original Property, issue on a pro rata basis a number of Units equal to one-fifth (1/5) the number of shares of the Company’s Common Stock outstanding on the Plan Distribution Record Date to the holders of the Common Stock on the Plan Distribution Record Date (the “Stockholders”) in accordance with the procedure described in Section 12.2. Partners shall be deemed to have made capital contributions of the Original Property to the Partnership.
7.2    General Partners. Units shall be assigned or contributed to the Managing General Partner and the Equity General Partner by their respective stockholders so that upon the assignment of Units pursuant to Section 12.2 the General Partners shall own not less than one percent (1%) of the total number of outstanding Units. The General Partners shall make additional Capital Contributions after the transfer of the Original Property as provided in Article 8.
7.3    Amount of Capital Contributions. The amount of the Capital Contribution by the Partners pursuant to Section 7.1 and Section 7.2 shall be determined by the Managing General Partner by reference to the market value of the Units or another reasonable basis, in the Managing General Partner’s discretion.
7.4    Units Not Assessable. Units shall not be assessable, and no Limited Partner agrees to make any additional Capital Contribution. Capital Contributions made after the Closing shall be made as provided in Article 8.
7.5    No Interest on Capital Contribution. Partners and Assignees shall not receive interest on or with respect to all or any part of the Capital Contribution.
7.6    Creditor’s Interest in the Partnership. No creditor who makes a loan to the Partnership shall have or acquire at any time as a result of making the loan, any direct or indirect interest in the profits, capital or property of the Partnership other than as a creditor.
7.7    Nature of Interests. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and none of the Partners shall have any direct ownership of such property.
ARTICLE 8

ISSUANCE OF ADDITIONAL SECURITIES: PLANS
8.1    Sale of Additional Securities. In order to raise additional capital or for any other proper Partnership purpose, the Managing General Partner is authorized to cause additional Units to be issued from time to time to the General Partners, Limited Partners or to other Persons and to admit such Persons, other than General Partners, as Additional Limited Partners in the Partnership. In addition, the Managing General Partner is authorized to cause to be issued, purchased, redeemed, exchanged, traded or granted calls, options, appreciation rights, shares, bonds, debentures and other securities from time to time. The Managing General Partner shall have sole and complete discretion in determining the consideration and terms and conditions with respect thereto and without the need for any vote or approval of Partners and Assignees. The Managing General Partner shall do all things necessary to comply with the Delaware Act or other applicable law and is authorized and directed to do all things it deems necessary or advisable in connection with any such future issuance. The General Partners shall together own a t least one percent (1%) of the outstanding Units and other equity securities at all times, and may acquire Units in connection with any such issuance to maintain at least the one percent (1%) required to be owned.
8.2    Changes in Outstanding Units. The Managing General Partner is authorized to effect any recapitalization, reclassification, Unit split, reverse Unit split or other adjustment in outstanding Units, including, without limitation, any such transaction to eliminate the holding of small numbers of Units or to reduce the number of holders of Units, without the need for any vote or approval of partners. The Managing General Partner may determine the terms of any such transaction including, without limitation, the method of treating or eliminating fractional Units.
8.3    Plans. The Managing General Partner may, without the need for any vote or approval of Partners and the Partnership adopt for itself, the Partnership, or the directors, officers, stockholders or employees of any of them, any Unit Option, bonus, purchase, appreciation right or other compensation plan. The terms of any such plan may be modified, the plan may be abandoned or additional plans may be adopted at any time as determined by the Managing General Partner.
ARTICLE 9

ALLOCATION OF NET INCOME, NET LOSS AND TAX CREDITS
9.1    General Allocation.
(A)    Net Income and Net Loss for each month shall be determined by the Partnership and shall be allocated among the Partners and Assignees in accordance with their Allocable Shares.
(B)    For federal, state or other tax purposes, all items of income, gain, loss or deduction and all Tax Credits shall be allocated to the Partners and Assignees in accordance with their Allocable Shares provided that:
(1)    In the case of the transfer of Units during any year in which an election under Section 754 of the Code is in effect, items of income, gain, loss or deduction allocable to the holder of the Unit so transferred shall be adjusted in accordance with Section 754, related sections of the Code and applicable Treasury Regulations promulgated thereunder;

(2)    With respect to property contributed to the Partnership by a Partner or Assignee (including any deemed contribution by virtue of a deemed termination and later reformation of the Partnership pursuant to Section 708 of the Code), depreciation, depletion, gain or loss shall be allocated among the Partners and Assignees so as to take account of the variation between the basis of property contributed (or deemed contributed) to the Partnership by each contributing Partner or Assignee at the time of such contribution (or deemed contribution) and the fair market value of such property at the time of such contribution (or deemed contribution) pursuant to Section 704(c) of the Code;
(3)    In the case of cash contributions to the Partnership, subsequent allocations of depreciation, depletion, gain or loss shall, in the Managing General Partner’s discretion, be adjusted in accordance with the principles of Section 704(c) to take into account the difference between the basis and the fair market value of the Partnership assets at the time of the contribution; and
(4)    Notwithstanding anything to the contrary herein, if any Partner or Assignee makes, and provides substantiation of a claim for an initial value for his Units which is less than the value otherwise established by the Partnership, that Partner’s or Assignee’s share of items of income, gain, loss and deduction and Tax Credits shall be adjusted appropriately to take into account the Partner’s or Assignee’s resulting reduced proportionate share of the aggregate tax basis of Partnership assets. Any subsequent liability to the Internal Revenue Service or other taxing authority resulting from such claim or lesser value by the Partner or Assignee shall be borne by the Partners or Assignees making the claim.
(C)    At the request of the Managing General Partner, the Partners and Assignees agree to furnish such information as may be reasonably necessary in the opinion of the Managing General Partner to effect the aforementioned Section 754 and Section 704(c) adjustments.
(D)    The Managing General Partner shall have the authority and discretion, without the consent of the Limited Partners, to adopt such conventions as it deems appropriate in making the allocations pursuant to Section 9.1(B).
(E)    Notwithstanding anything to the contrary that may be expressed or implied in this Agreement, the interest of the General Partners, taken together, in each item of Partnership income, gain, loss, deduction or credit will be equal to at least one percent (1%) of each of those items at all times during the existence of the Partnership. In determining the interest of the General Partners in those items, any interest owned by the General Partners as Limited Partners or Assignees shall not be taken into account.
9.2    Allocation on Transfer.
(A)    If a Unit is transferred during a month, all items referred to in Section 9.1 with respect to the Unit so transferred shall be allocated to the holder of record of such Unit at the close of business on the last day of the month or in any other manner deemed reasonable by the Managing General Partner or required by the Code and regulations or rulings promulgated thereunder. The Partnership and the General Partners shall be entitled to rely exclusively on the records of the Partnership and on information submitted by an Assignee or in the application of a transferee to become a Limited Partner, and may adopt such conventions as the Managing General Partner deems reasonable for determining the date of change in ownership and for making such allocation if the necessary information is not provided in the application.
(B)    If the Allocable Share of a General Partner is changed during a month for any reason, the General Partner’s share of the items referred to in Section 9.1 shall be its Allocable Share determined in a manner consistent with the method provided or adopted under Section 9.2(A).
ARTICLE 10

CASH DISTRIBUTIONS
10.1    Time and Amount of Cash Distributions

(A)Distributions shall be made at such times and in such amounts as the Managing General Partner shall determine in its sole discretion to the Partners and Assignees or record on the Record Date set for the distribution, and each Partner and Assignee shall receive his Allocable Share thereof.
(B)Nothing in this Partnership Agreement or this Section shall serve as a limitation on the Managing General Partner’s right to retain or use the Partnership’s assets or its revenues as, in the opinion of the Managing General Partner, may be required to satisfy the anticipated present and future cash needs of the Partnership, whether for operations, liabilities, expansion, improvements, acquisition or otherwise.

10.2    Distribution of Partnership Property. In its sole discretion, the Managing General Partner may distribute to Partners and Assignees Partnership Property other than cash. In its sole discretion, the Managing General Partner may distribute to Partners and Assignees additional Units or securities of the Partnership which have been authorized and issued pursuant to the terms of this Agreement.
ARTICLE 11

ACCOUNTING AND REPORTS
11.1    Fiscal Year and Method of Accounting. The fiscal year of the Partnership shall be the calendar year or such other fiscal year as the Managing General Partner selects. Each fiscal month of the Partnership shall end on the last day of the calendar month or such other day as the Managing General Partner selects. All amounts computed of the purposes of this Agreement other than for tax purposes and all applicable questions concerning the rights of Partners and Assignees shall be determined using the accrual method of accounting and generally accepted accounting principles as in effect from time to time.
11.2    Reports.

(A)    The Managing General Partner shall use its best efforts to prepare and furnish within seventy-five (75) days after the close of the calendar year to each Person to whom any allocation will be made pursuant to Article 9 for all or part of that year (and to any Person described in Section 12.5) the information necessary for the preparation of that Person’s United States federal and state income tax returns or the tax returns of any other jurisdiction required of such Person as a result of the operations of the Partnership. The Partners and Assignees agree to furnish the Managing General Partner with such information as may be necessary or helpful in preparing tax returns or other filings of the Partnership.
(B)    As soon as practicable, but in no event later than one hundred twenty (120) days after the close of each fiscal year, the Managing General Partner shall mail or deliver to each Limited Partner and each Assignee of record reports containing financial statements of the Partnership for the fiscal year, including a balance sheet, statements of operations, changes in Partners’ equity and changes in financial position. Such statements are to be prepared in accordance with generally accepted accounting principles and audited and certified by a nationally recognized firm of independent public accountants selected by the Managing General Partner. There shall also be a supplementary summary (which need not be audited), by classification of the total fees and compensation, including any overhead reimbursement and indemnification, paid by the Partnership, directly or indirectly, to the General Partners.
(C)    As soon as practicable, but in no event later than sixty (60) days, after the close of each fiscal quarter, except the last fiscal quarter of each fiscal year, the Managing General Partner shall mail or otherwise furnish to each Limited Partner and each Assignee of record a quarterly report for the fiscal quarter containing such financial and other information as the Managing General Partner deems appropriate.
11.3    Tax Elections. The Managing General Partner shall, in its sole discretion, and as it deems in the best interests of the Partnership or the Partners, determine whether to make any available election and how to make any necessary allocation for federal, state, local, foreign or other tax purposes.
11.4    Books and Records. The Managing General Partner shall maintain all records necessary for documenting and reporting the business and affairs of the Partnership. Except as restricted by law, books and records of the Partnership may be maintained by the Managing General Partner at any location selected by it. Any records maintained by the Partnership in the regular course of its business, including the record of the holders and Assignees of Units, books of account, and records of Partnership proceedings may be kept on, or be in the form of punch cards, magnetic tape, photographs, micrographics, or any other information storage device, provided that the records so kept can be converted into clearly legible written form within a reasonable period of time. The Managing General Partner may keep any information confidential as it deems appropriate in its sole discretion and, except for such information, all books, records, reports and accounts shall be open to inspection by any Partner or duly authorized representatives of the Partner on reasonable notice at any reasonable time during business hours, for any purpose reasonably related to the Partner’s interest as a Partner, and the Partner or the representatives at the expense of the Partner shall have the further right to make copies or excerpts therefrom. The Partner and the Partner’s representatives shall not divulge to any other Person any confidential or proprietary data, information or property or any trade secrets of the Partnership. A copy of the list of the names and addresses of all Partners shall be furnished to any Partner or the representatives upon request in Person or by mail to the Managing General Partner.
11.5    Bank Accounts; Investment of Funds. The Partnership shall establish and maintain accounts in financial institutions (including, without limitation, national or state banks, trust companies, or savings and loan institutions) or elsewhere in such amounts as the Managing General Partner may deem necessary or appropriate from time to time. Checks shall be drawn on and withdrawals of funds shall be made from any such accounts for Partnership purposes and shall be signed by the Person or Persons designated by the Managing General Partner. Temporary surplus funds of the Partnership may be invested as shall be determined by the Managing General Partner in its sole discretion. However, the Managing General Partner shall not invest Partnership funds in such a manner that the Partnership will be considered to be holding itself out as being engaged primarily in the business of investing, reinvesting or trading in securities or will otherwise be deemed to be an investment company under the Investment Company Act of 1940, as amended.
ARTICLE 12

ISSUANCE, DEPOSIT AND WITHDRAWAL OF UNITS
12.1    Issuance of Original Certificate. On the Effective Date, MGP, as Original Limited Partner, will cause to be issued, in consideration of the transfer of the Original Property by the Company, a number of Units equal to one-fifth the number of shares of Common Stock of the Company held of record by the Stockholders on the Plan Distribution Record Date. The Managing General Partner will cause to be issued one or more Certificates evidencing ownership of the Units.
12.2    Deposit of Original Certificate.
(A)    In accordance with the Plan, the Original Limited Partner will assign to the Stockholders the Units represented by the original Certificate or Certificates issued pursuant to Section 12.1 and will deposit that Certificate or those Certificates (other than with respect to Units assigned or contributed to a General Partner) with the Depositary, to be held in accordance with the Depositary Agreement, together with a list containing the name, address and, if available, tax identification number of each Stockholder as recorded on the books of the Company, and the number of Units represented by Depositary Units being assigned to such Stockholder, which shall equal one-fifth the number of shares of Common Stock of the Company held of record by such Stockholder on the Plan Distribution Record Date and shall represent such Stockholders’ respective indirect interests in the Original Property (as reflected by their capital accounts on the Partnership’s books). The Depositary shall then issue to each Stockholder (other than the General Partners) in accordance with the Plan one or more Depositary Receipts evidencing ownership of Depositary Units in accordance with Section 13.1.

(B)    Notwithstanding Section 12.2(A), the Depositary shall not issue any Depositary Receipt with respect to Units assigned or contributed to a General Partner. Units assigned or contributed to a General Partner shall be represented by one or more Certificates issued in the name of the General Partner which owns or holds the Units.
12.3    Issuance and Deposit of Additional Certificates. Upon the issuance of any additional Limited Partners’ Units, the Partnership shall either (i) deposit a Certificate representing the additional Limited Partners’ units with the Depositary, to be held in accordance with the Depositary Agreement, or (ii) present to the Depositary written notice stating the total number of additional Units to be issued, in either case together with a list or other form of information containing the name, address and, if available, the Tax identification number of each Person to whom the Depositary Receipts are to be issued or registered in accordance with Section 13.2. The list shall also contain the number of Depositary Units to be evidenced by the Depositary Receipt to be issued to each Person listed or registered on the books and records of the Depositary.
12.4    Units Owned by a General Partner. Notwithstanding any other provision in this Agreement, Units held or owned by a General Partner and any Certificates evidencing those Units may not be deposited with the Depositary except as provided in this Section 12.4. The Depositary shall not accept for deposit any Depositary Units or issue any Depositary Receipts with respect to any Units or Certificates held or owned by a General Partner. If a General Partner acquires or holds any Depositary Receipt, the General Partner shall immediately surrender the Depositary Receipt to the Depositary. The Partnership will then direct the Depositary to record the withdrawal from deposit of the number of Depositary Units evidenced by the Depositary Receipt and will cause to be issued to the General Partner one or more Certificates in the name of the General Partner evidencing the same number of Units. Except as to the General Partners, nothing in this Section 12.4 shall restrict or prohibit any Person, including, without limitation, any stockholder, officer or director of a General Partner acting other than on behalf of the General Partner, from acquiring, owning or holding any Depositary Receipt or Depositary Unit. Units held or owned by a General Partner and any Certificates evidencing those Units may be deposited with the Depositary in connection with the transfer of such Units to a Person who is not a General Partner, and Depositary Receipts may be issued for the Units transferred to such Person; provided that, immediately after such transfer, the number of Units held or owned by the General Partners shall be at least equal to one percent (1%) of the number of Units outstanding. The Person to whom the Units are transferred shall become a Limited Partner in accordance with Article 14.
12.5    Maintenance of Transfer Records. In accordance with the Depositary Agreement, the Depositary and the Partnership’s registrar and transfer agent (all of whom may be the same Person) will maintain records reflecting the Depositary Receipts registered in the name of each Assignee and Limited Partner and any subsequent transfers of Depositary Units to Assignees and Substituted Limited Partners pursuant to Articles 14 and 15 and withdrawals of Depositary Units by Limited Partners pursuant to Section 12.6 and records reflecting the admission of Substituted and Additional Limited Partners.

12.6    Withdrawal of Certificates by Limited Partners. Upon the written request of any Limited Partner, accompanied by a surrendered Depositary Receipt if such Receipt was previously validly issued and remains outstanding, the Partnership will direct the Depositary to record the withdrawal from deposit of the number of Depositary Units evidenced by the Depositary Receipt and will either (i) cause to be issued to such Limited Partner a Certificate or Certificates in the name of the Limited Partner evidencing the same number of Units or (ii) register on its books and records such Limited Partner’s ownership of such Units, whichever the Limited Partner shall request. A Limited Partner may redeposit any such Certificate and the Units evidenced thereby with the Depositary upon sixty (60) days’ prior written notice to the Depositary, whereupon the Depositary will either (i) issue to such Limited Partner a Depositary Receipt or Receipts evidencing the same number of Depositary Units and Units so deposited or (ii) register on its books and records such Limited Partner’s ownership of such Units, adjusting, in the case of such registration the number of Depositary Units correspondingly.
12.7    Limited Partner of Record. The Limited Partner of record or any Assignee shall not be obligated to exercise any rights it may have as the Limited Partner of record with respect to Units held by Assignees who have not become Substituted Limited Partners. Notwithstanding anything else in this Agreement to the contrary, the Managing General Partner or any Person selected by the Managing General Partner may serve as the Limited Partner of record for any or all Units held by Assignees.
ARTICLE 13

ISSUANCE OF DEPOSITARY RECEIPTS
13.1    Original Issuance. Except as provided in Section 12.2(B), upon the assignment of Units to the Stockholders and the deposit of the Certificate evidencing the Units in accordance with Section 12.2 hereof, the Depositary shall, in accordance with the Plan and the Depositary Agreement, issue to each Assignee one or more Depositary Receipts evidencing the ownership of a number of Depositary Units equal to the number of Units assigned to such Assignee and shall mail or deliver such Depositary Receipt or Receipts to such Stockholder at his address as shown on the above list. Any such Assignee may become a Substituted Limited Partner in the manner provided in Section 15.1.
13.2    Issuance upon the Deposit of Additional Units. Upon the Partnership’s issuance of additional Units and deposit of the Certificate or presentation of written notice evidencing the same in accordance with Section 12.3 hereof, the Depositary shall, in accordance with this Agreement and the Depositary Agreement, either (i) issue to each Person entitled thereto one or more Depositary Receipts evidencing the ownership of the number of Depositary Units issuable to such Person and shall mail or deliver such Depositary Receipt or Receipts to such Person or (ii) register on its books and records such Person’s ownership of the number of such Depositary Units, which shall serve to increase the number of Depositary Receipts outstanding.
13.3    Legends. The Partnership may cause to be imposed, imprinted or stamped on any Depositary Receipt one or more legends or restrictions on transfer which the Managing General Partner in its sole discretion believes may be necessary or advisable to comply with federal or state securities laws or other applicable laws, rules, regulations or agreements restricting the transferability of the Depositary Receipts.
ARTICLE 14

TRANSFERS OF INTERESTS
14.1    Transfer.
(A)    The term “transfer” when used in this Article with respect to a Partnership Unit includes a sale, assignment, gift, exchange, or any other disposition.
(B)    Units owned by a General Partner are non-transferable except as provided in Sections 12.4 and 16.4. All Limited Partners hereby consent to any such transfer of the Units owned by a General Partner. No Units owned by any Limited Partner or Assignee shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article and Article 12 hereof. Any transfer or purported transfer of any Unit not made in accordance with this Article or Article 12 hereof may not be recognized by the Partnership.
14.2    Non-transferability of Limited Partners’ Units. If a Limited Partner has withdrawn a Certificate representing Units from deposit and has not redeposited such Certificate as provided in the Depositary Agreement and Section 12.6 of this Agreement, no transfer of Limited Partners’ Units by such partner shall be recognized by the Partnership except a transfer by reason of death, bequest or inheritance, or operation of law.
14.3    Transfer of Depositary Units.
(A)    Except for the assignment of Units by the Original Limited Partner described in Section 7.1 and as provided in Section 14.2, the Partnership shall not recognize transfers of Limited Partners’ Units or interests therein except by a transfer of Depositary Receipts representing Depositary Units. Depositary Units may be transferred on the books of the Depositary only by assignment, satisfactory in form and substance to the Depositary (“Assignment”), of the Depositary Receipt or Receipts evidencing such Depositary Units and by the transferee’s completing and delivering a Request and Power. No transfer of Depositary Receipts evidencing such Depositary Units will be recognized by the Partnership, and no new Depositary Receipt will be issued to the proposed transferee unless the transferee has signed and delivered a Request and Power. Until admitted as a substituted Limited Partner in respect of such Depositary Units pursuant to Article 15, the transferee shall be an Assignee in respect of the Units represented by such Depositary Units.
(B)    Each distribution of cash or other Partnership Property or securities of the Partnership in respect of Units evidenced by Depositary Receipts (or Certificates withdrawn from the Depositary) shall be paid by the Partnership, directly or through the Depositary or through any other Person or agent, only to the holders of record of such Depositary Receipts or Certificates for Units not deposited with the Depositary as of the Record Date set for the distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claims of any Person who may have an interest in such payment by reason of an assignment or otherwise.
(C)    A transferee who has completed and delivered a Request and Power shall be deemed (1) to have agreed to comply with be bound by this Agreement and to execute any document that the Managing General Partner may reasonably require to be executed in connection with the Assignment and admission as a Substituted Limited Partner pursuant to Article 15 and (2) to have appointed the Managing General Partner attorney-in-fact on the terms and conditions set forth in Article 18.
(D)    Upon receipt of notice from the Depositary of delivery to it of an Assignment and Request and Power with respect to a transfer by a Limited Partner or Assignee of a Depositary Unit or Units in accordance with this Section 14.3 and the Depositary Agreement, the Managing General Partner shall take all appropriate steps to reflect the termination of the transferor’s interest in the Partnership as a Limited Partner or Assignee, and, if applicable, the admission of the transferee as a Substituted Limited Partner, with respect to the Units represented by the transferred Depositary Units.
14.4    New Certificates and Depositary Receipts. The Partnership may issue or cause to be issued a new Certificate or Depositary Receipt or a new certificate for any other security in the place of any such Certificate or Depositary Receipt if the Certificate or Depositary Receipt is alleged to have been lost, stolen or destroyed. The Partnership may require the owner or holder of the lost, stolen or destroyed Certificate or Depositary Receipt, or the owner’s or holder’s legal representative, to give the Partnership a bond or other adequate security sufficient to indemnify it and its successors against any claim that may be made against it or its successors, including any expense or liability, on account of the alleged loss, theft or destruction or the issuance of a new Certificate, Depositary Receipt or other security.
ARTICLE 15

ADMISSION OF SUBSTITUTED AND
ADDITIONAL LIMITED PARTNERS
15.1    Admission of Substituted Limited Partners.
(A)    A Stockholder (other than a General Partner) who becomes an Assignee of a Unit in accordance with Section 12.2 hereof may apply to become a Substituted Limited Partner by executing and delivering to the Depositary a Request and Power. Each other Assignee shall apply to become a Substituted Limited Partner as provided in Section 14.3. Such other transferee shall be an Assignee with respect to Units transferred to the transferee at and from the close of business on the later of the business day on which a Request and Power is received by the transfer agent or the transfer takes place, and until the Assignee is admitted as a Substituted Limited Partner as to those Units. It is expressly intended that once a Person delivers a proper Request and Power, the Request and Power shall be effective as to all Units owned or acquired by the Person, and the Managing General Partner may elect not to require the delivery of a further Request and Power if the Person acquires additional Units.

(B)    Under the terms of the Depositary Agreement, the Depositary may be obligated to prepare as of the close of business on the last business day of each month a list or other appropriate evidence of transfers of Depositary Receipts registered by the Depositary and transfers of Units from a General Partner to a Person who is not a General Partner as described in Section 12.4 since the last business day of the preceding month (hereinafter called “Transfer Record”) and, as promptly as possible after the last business day of each month, to submit the Transfer Record to the Partnership.
(C)    The admission of an Assignee as a Substituted Limited Partner shall occur at such time as the Managing General Partner shall determine. The admission of an Assignee as a Substituted Limited Partner may be effected without the consent of any of the Limited Partners.
15.2    Admission of Additional Limited Partners. A Person other than a General Partner, the Original Limited Partner or a Substituted Limited Partner who makes a contribution to the capital of the Partnership may be admitted to the Partnership as an Additional Limited Partner upon furnishing to the Managing General Partner (a) an acceptance in form satisfactory to the Managing General Partner of all the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Article 18 and (b) such other documents or instruments as may be required in order to effect his admission as a Limited Partner.
15.3    Effecting Admission of Limited Partners. The Managing General Partner shall take all steps necessary and appropriate for the admission to the Partnership of a Substituted Limited Partner or an Additional Limited Partner.
ARTICLE 16

REMOVAL, RESIGNATION OR WITHDRAWAL OF GENERAL PARTNER:
SUCCESSOR GENERAL PARTNERS
16.1    Removal of General Partner. A General Partner may be removed from office only as provided in Sections 6.8(B) and (C). Any such removal shall be upon the following terms and conditions:
Such removal shall take effect sixty (60) days from the date of the vote of the Partners entitled to vote, or at such time as a successor General Partner is selected, whichever is later. At such time, the assets, books and records of the Partnership shall be surrendered to the successor General Partner, provided that the successor General Partner shall have first (1) agreed to accept the responsibilities of a General Partner and be bound by this Agreement, (2) acquired sufficient Units so that it and any General Partner who will continue to serve as a General Partner hold or own, in the aggregate, at least one percent (1%) of the number of Units outstanding, (3) made arrangements satisfactory to the removed General Partner to remove such General Partner from Personal liability pursuant to Section 16.3 and (4) if such successor General Partner is a Successor Managing General Partner as defined in Section 16.2(D), agreed to be bound by the provisions of Section 16.2(D). On the effective date of removal, the removed General Partner may deposit any Units or Certificates held or owned by it with the Depositary and receive Depositary Receipts therefor pursuant to Article 12 and 14. If such removal dissolves the

Partnership, then the Partnership shall be reconstituted and its business shall be continued with any remaining and successor General Partners as the General Partners thereof, and they shall have the exclusive right to possess Partnership Property to continue the business of the Partnership. Removal of a General Partner shall not prejudice the rights of the removed General Partner or its directors, officers, agents or employees to compensation pursuant to Article 4 accrued as of the date the removal takes effect.
16.2    General Partner Ceasing to be a General Partner; Withdrawal.
(A)    A General Partner shall cease to be a General Partner of the Partnership only upon the occurrence of anyone or more of the following events;
(1)    The General Partner’s withdrawal, resignation or retirement from the Partnership;
(2)    The General Partner’s removal as a General Partner;
(3)    The General Partner’s assignment of all of its Partnership interest;
(4)    Effective as provided in (B) below, an order for relief against the General Partner is entered under Chapter 7 of the federal bankruptcy law, or the General Partner: (a) makes a general assignment for the benefit of creditors, (b) files a voluntary petition under the federal bankruptcy law, (c) files a petition or answer seeking for that General Partner any bankruptcy, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation, (d) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against that General Partner in any proceeding of this nature, or (e) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the General Partner or of all or any substantial part of that General Partner’s properties;
(5)    The death of an individual General Partner;
(6)    The entry by a court of competent jurisdiction of an order adjudicating an individual General Partner incompetent to manage the General Partner’s person or estate;
(7)    In the case of a General Partner who is acting as a general partner by virtue of being a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee);
(8)    In the case of a General Partner that is a separate partnership, the dissolution and commencement of winding up of the separate partnership;
(9)    In the case of a General Partner that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation; or
(10)    In the case of a General Partner that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Partnership.

(B)    Any event described in Section 16.2(A) (3) shall cause a General Partner to cease to be a General Partner only as provided in this Section 16.2(B). Immediately upon the, later of (a) the entering of the order for relief under Chapter 7 of the federal bankruptcy law or (b) the final disposition of any appeal by the General Partner from the entering of such an order, and immediately upon the occurrence of any of the other events described in Section 16.2(A)(3), the General Partner shall give notice of the event to the Partners and Assignees. The General Partner shall cease to be a General Partner ninety (90) days after such notice is given.
(C)    The Managing General Partner may withdraw, resign or retire on ninety (90) days’ written notice to the Partners if a Majority Interest consent to the withdrawal and have elected a successor to serve as Managing General Partner effective on or before such withdrawal, resignation or retirement. Except as provided in Section 16.2(D), the Equity General Partner may withdraw, resign or retire as Equity General Partner upon ninety (90) days’ written notice to the Partners if (i) a Majority Interest consent to the withdrawal, and have elected a successor to serve as Equity General Partner effective on or before such withdrawal, resignation or retirement and (ii) The Partners have elected a successor to MGP as Managing General Partner pursuant to this Agreement.
(D)    In the event that MGP is removed as Managing General Partner pursuant to Section 6.8(B), then upon the election of any Person as Managing General Partner to succeed MGP, or any successor of MGP, (“Successor Managing General Partner”), such Successor General Partner shall covenant that it shall initially have and will maintain sufficient assets to ensure, to the extent possible, that the Partnership will be treated as a partnership rather than as an association taxable as a corporation for federal income tax purposes. In addition, notwithstanding any provision in this Agreement to the contrary, upon the election of a Successor Managing General Partner and thereafter. EGP shall have the right to withdraw, resign or retire as Equity General Partner upon 10 days’ written notice to the Partners and to require the Successor Managing General Partner to assume the obligation to initially have and to maintain sufficient assets, together with a successor Equity General Partner, if any, to ensure, to the extent possible, that the Partnership will be treated as a partnership, rather than as an association taxable as a corporation for federal income tax purposes.
(E)    A General Partner which has ceased to be a General Partner shall have the same rights to inspect and make copies or excerpts of the books and records of the Partnership as is provided to Limited Partners pursuant to Section 11.4 until all amounts due the General Partner as of the date the General Partner ceased to be a General Partner pursuant to Section 3.6 and Article 4 have been paid. The General Partner shall be a creditor of the Partnership as to all such amounts owed to it by the Partnership, and shall not have any portion of its interest as General Partner become an interest as a Limited Partner or Assignee except with respect to Units held or received by the General Partner or to which it is entitled. As to any Units so held or received, the General Partner shall be entitled to exercise all of the voting rights provided under this Agreement as a Partner.
16.3    Liability on Removal or Withdrawal. A General Partner shall be discharged from, and the Partnership or any Person or Persons continuing the business of the Partnership in the event it has dissolved, shall assume and pay, as they mature, all Partnership obligations and liabilities that exist on the date of the General Partner’s removal or withdrawal from the Partnership and shall hold the General Partner harmless from any action or claim arising or alleged to arise from those obligations and liabilities accruing after such date. The Partnership or any such Person or Persons continuing the business of the Partnership shall promptly pay all creditors of the Partnership as of such date or notify such creditors (1) of the removal of such General Partner and the resulting dissolution of the Partnership or of the withdrawal of such General Partner, as the case may be, (2) of the discharge of such General Partner from all of the Partnership’s obligations and liabilities, and (3) of the assumption thereof by the Partnership or such Person or Persons continuing the business of the Partnership. The Partnership or such Person or Persons continuing the business of the Partnership if the Partnership has dissolved shall use its or their best efforts to procure and execute an agreement from creditors of the Partnership discharging the removed or withdrawing General Partner from liability to such creditors as of the date of such removal or withdrawal of such General Partner.
16.4    Successor and Predecessor General Partners. Unless the General Partner has been dissolved because of its bankruptcy, insolvency, liquidation or incompetency or unless the General Partner has been removed as a General Partner, upon dissolution of a General Partner, any Persons continuing the business of the General Partner so affected shall immediately become a General Partner of this Partnership (and shall become Managing General Partner if the General Partner so affected was the Managing General Partner), and any successor or reconstituted partnership and shall have the exclusive right to possess Partnership Property to continue the Partnership and shall continue the business of the Partnership pursuant to the terms and provisions of this Agreement without any action or vote of any Person. If any dissolution of a General Partner causes a dissolution of this Partnership, then this Partnership shall be reformed and reconstituted and its business continued as provided in this Section, Section 13.5 and Article 17. If it is necessary or advisable to reform and reconstitute this Partnership and to continue its business, the remaining and successor General Partners shall elect to reform and reconstitute the Partnership and to continue its business. When any Person ceases to be a General Partner under this Agreement or a partner, director, officer or stockholder of a General Partner, the Partnership or the Company, that Person shall continue to have the benefit of any provisions of this Agreement providing for indemnity, exculpation or insurance which protected such Person as a General Partner or a partner, director, officer or stockholder of a General Partner, the Partnership or the Company, or which limited or defined the liability of such Person.
16.5    Continuation of Partnership. If a General Partner ceases to be a General Partner, the Partnership shall not be dissolved and its business shall be continued by the remaining General Partner or Partners, if any. The remaining General Partner or Partners agree to take any and all reasonable steps to continue the business of the Partnership.
ARTICLE 17

DISSOLUTION WINDING UP AND LIQUIDATION
17.1    Dissolution. The Partnership shall be dissolved at the expiration of the term of the Partnership set forth in Section 2.5, as it may be amended; provided, however, that the

Partnership shall be dissolved prior thereto without breach of this Agreement upon the occurrence of one of the following:
(A)    A General Partner ceases to be a General Partner unless (1) at the time there is at least one other General Partner or (2) all Partners agree in writing to continue the business of the Partnership and to admit one or more General Partners;
(B)    The Partnership becomes insolvent or bankrupt;
(C)    The sale or other disposition of substantially all assets of the Partnership, including the cessation of active business, the distribution of all cash and the termination of reserves for liabilities;
(D)    The passage of ninety (90) days after the affirmative vote pursuant to Section 6.8 of a Majority Interest, with the separate concurrence of the Managing General Partner, to dissolve the Partnership;
(E)    The occurrence of any event which makes it unlawful for the business of the Partnership to be continued.
17.2    Authority to Wind Up. If dissolution occurs for any reason other than the removal, resignation, retirement, withdrawal, bankruptcy, insolvency, dissolution, liquidation, death, disability, incapacity, or incompetency of the Managing General Partner, the Managing General Partner shall have the authority to wind up the business and affairs of the Partnership. If dissolution occurs by reason of the resignation, retirement, withdrawal, bankruptcy, insolvency, dissolution, liquidation, death disability, incapacity or incompetency of the Managing General Partner, and if the business of the Partnership is not continued pursuant to Section 16.4 or 16.5, the legal representative of the Managing General Partner shall have the authority to wind up the business and affairs of the Partnership. The Managing General Partner shall name upon its retirement, withdrawal, dissolution, liquidation, disability, or resignation a legal representative who will have such authority upon such event. If the Partnership is dissolved by an event set forth in Section 17.1(E) or by the removal, bankruptcy or insolvency of the Managing General Partner, any Person designated by a decree of court or designated by vote of a Majority Interest shall wind up the affairs of the Partnership and shall be entitled to compensation therefor as approved by the court or by vote of a Majority Interest.
17.3    Accounting. Upon dissolution (if the business of the Partnership is not continued), and again upon the termination of the Partnership after the winding up of the affairs of the Partnership is complete, an accounting of the Partnership shall be made and it shall be audited or reviewed by the independent public accountants of the Partnership, and a report thereof as audited or reviewed shall be furnished to the General Partners or legal representatives thereof and to all Limited Partners and Assignees.
17.4    Winding Up and Liquidation. Upon dissolution of the Partnership, it shall be wound up and liquidated as rapidly as business circumstances permit. The liabilities of the Partnership shall be entitled to payment in the following order:

(A)    Those to creditors, in the order of priority as provided by law, except those to secured creditors the obligations owed to whom will be assumed or otherwise transferred on liquidation of Partnership assets;
(B)    Those amounts deemed necessary by the Managing General Partner or the Persons winding up the affairs of the Partnership for any contingent liabilities or obligations of the Partnership shall be set aside as a reserve for contingent liabilities to be distributed at such time and in such manner hereunder as the Persons winding up the affairs of the Partnership shall determine in their sole discretion;
(C)    Those to the General Partners with respect to payments due to them pursuant to Section 3.6 and Article 4; and
(D)    To each Partner and Assignee, the Allocable Share of such Partner or Assignee of the assets remaining after payment of the amounts described in (A), (B) and (C) above.
17.5    No Recourse against General Partner. The Limited Partners and Assignees shall look solely to the assets of the Partnership for the payment of any income allocated to the Limited Partners or Assignees and the return of the Capital Contribution, and if the assets of the Partnership remaining after payment or discharge of the debts and liabilities of the Partnership are insufficient to pay all or any part of such amounts, they shall have no recourse against any General Partner, any director, officer, stockholder, employee or agent of a General Partner, the Partnership or the Company or any Limited Partner or Assignee for such purpose.
17.6    Claim of Limited Partners and Assignees. No Limited Partner or Assignee shall have the right or power to demand or receive property other than cash, whether as a distribution, a payment on liquidation or otherwise.
17.7    Restoration of Negative Capital Account Balance. Upon the dissolution and termination of the Partnership, the General Partners will contribute to the Partnership any deficit balance in their capital accounts.
ARTICLE 18

POWERS OF ATTORNEY
EGP and any General Partner which is not the Managing General Partner by executing or becoming bound by this Agreement and each Person who executes a Request and Power shall by such signature or execution irrevocably constitute and appoint the Managing General Partner of the Partnership, and its successors as Managing General Partner, the true and lawful attorneys for such Person and in such Person’s name, place, and stead for such Person’s use and benefit to:
(A)    Sign, certify and acknowledge, swear to, and, to the extent necessary, to file and record (1) this Agreement, the Certificate of Limited Partnership of the Partnership and all amendments thereof, including, without limitation, all amendments to substitute or add Limited Partners; (2) any other instrument which may be required to be filed by the Partnership under the laws of any state or by any government agency which the Managing General Partner deems advisable to file, including, but not limited to, certificates of fictitious name statements, certificates or applications with respect to leases from the federal government or a state government, and amendments to or cancellation of the Certificate of Limited Partnership; (3) all certificates and other instruments (including, at the option of the Managing General Partner, this Agreement) and all amendments thereof which the Managing General Partner deems appropriate or necessary to qualify, or continue the qualification of, the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in all jurisdictions in which the Partnership may conduct business or own any property; and (4) instruments relating to the admission of Additional or Substituted Limited Partners.
(B)    Deposit all Certificate of such Person in a Depositary Account established pursuant to the Depositary Agreement.
Each such Person by such signature shall also authorize said Managing General Partner to take any further action which it shall consider necessary or appropriate in connection with any of the foregoing, thereby giving said Managing General Partner full power and authority to do and perform each and every act and thing whatsoever requisite, necessary or appropriate to be done in connection with the foregoing as fully as such Person might or could do if personally present, and thereby ratifying and confirming all that said Managing General Partner shall lawfully do or cause to be done by virtue thereof.
The foregoing grant of authority:
(a)    shall be a Power of Attorney coupled with an interest, is irrevocable, and shall survive the signing Person’s death or incapacity; and
(b)    shall survive the delivery of an assignment by the signing Person of the whole or a portion of his interest in the Partnership.
Each Person who has given the Managing General Partner a power of attorney pursuant to this Article 18 hereby agrees to execute and deliver to the Managing General Partner within five (5) days after receipt of the Managing General Partner’s written request therefor, such other and further statements of interest and holdings, designations, powers of attorney and other instruments that the Managing General Partner deems necessary to comply with any laws, rules or regulations relating to the business or proposed business of the Partnership.
Such power of attorney shall not supersede any other part of this Agreement, nor shall it be used to deprive such Person of any of such Person’s rights under this Agreement or to deprive a Limited Partner of his rights as a Limited Partner. It is intended only to provide a simplified system for execution of documents and the conduct of the business of the Partnership.

ARTICLE 19

MISCELLANEOUS PROVISIONS
19.1    Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall, in the case of notices or communications required or permitted to be given to Limited Partners or Assignees, be in writing and shall be considered as properly given or made if personally delivered or if mailed by United States first class mail, postage prepaid, or if sent by prepaid telegram, and addressed to such Limited Partner’s or Assignee’s address for notices as it appears on the records of the Partnership, and, in the case of notices or communications required or permitted to be given to the General Partners, shall be in writing and shall be considered as properly given or made if personally delivered, or if sent by prepaid telegram, or if mailed by United States certified or registered mail return receipt requested, postage prepaid, and addressed to the Managing General Partner, Pope MGP, Inc. at 19950 7th Avenue NE, Suite 200, Poulsbo, Washington, 98370. Any Limited Partner or Assignee may change the address for notices, by giving notice of such change to the Partnership, and a General Partner may change its address for notices by giving notice of such change to all Limited Partners and all Assignees. Commencing on the tenth (10th) day after the giving of such notice, such newly designated address shall be such Partner’s or Assignee’s address for the purpose of all notices or other communications required or permitted to be given pursuant to this Agreement. Any notice or other communication shall be deemed to have been given as of the date on which it is personally delivered or, if mailed or telegraphed, the date on which it is deposited in the United States mails or transmitted, in each case in compliance with the terms of this Section 19.1, except that any notice or other communication mailed or telegraphed to the General Partner which is not received by a General Partner within ten (10) days after the date of its mailing or transmission shall be deemed to have been given as of the date actually received by the General Partner.
19.2    Choice of Law. This Agreement and all rights and liabilities of the parties hereto with reference to the Partnership shall be subject to and governed by the laws of the State of Delaware as applied to agreements solely among Delaware residents to be entered into and performed entirely within Delaware.
19.3    Article and Section Headings. The headings of this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
19.4    Sole Agreement. This Agreement and the exhibits hereto constitute the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto.
19.5    Execution in Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties had all signed the same document. All counterparts shall be construed together and shall constitute one agreement. Each party shall become bound by the Agreement immediately upon affixing his or her signature hereto, independently of the signature of any other party.

19.6    Remedies Cumulative. The remedies of the parties under this Agreement are cumulative and shall not exclude any other remedies to which any Person may be lawfully entitled.
19.7    Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.
19.8    Waiver of Action for Partition. Each of the parties hereto irrevocably waives during the term of the Partnership any right that he may have to maintain any action for partition with respect to the Partnership Property.
19.9    Assignability. Subject to the restrictions on transferability contained herein, each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto.
19.10    Gender and Number. Whenever the context requires, the gender of all words used hereby shall include the masculine, feminine and neuter, the singular of all words shall include the singular and plural, and the plural of all words shall include the singular and plural. Unless the context requires otherwise, any reference to a General Partner shall include all General Partners, and any reference to the General Partners shall mean any General Partner.
19.11    Severability. If any provision of this Agreement or the application thereof, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the maximum extent permissible under applicable law.
This Second Amended and Restated Limited Partnership Agreement is effective as of February 20, 2019, the date on which the Board of Directors of Pope MGP, Inc. approved the amendment and restatement pursuant to Section 6.10. This version of the Agreement incorporates into a single, unified document all of the amendments that have previously been adopted. It is executed by the Partnership and its General Partners on behalf of all of the Partners.

MANAGING GENERAL PARTNER: POPE MGP, INC.

By:
Thomas M. Ringo
President/CEO

EQUITY GENERAL PARTNER: POPE EGP, INC.

By:
Thomas M. Ringo
President/CEO

POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP (on behalf of the Partnership and all of the Limited Partners)

By:
Thomas M. Ringo
President/CEO